Exhibit 3.1

Form 540 Prescribed by: Frank LaRose I ~SecretNy tJ6 s~ I Toll Free: 877.767.3453 Central Ohio: 614.466.3910 OhioSoS.gov business@OhioSoS.gov File online or for more information: OhioBusinessCentral.gov Mail this form to one of the following: Regular Filing (non expedite) P.O. Box 1329 Columbus, OH 43216 Expedite Filing (Two business day processing time. Requires an additional $100.00) P.O. Box 1390 Columbus, OH 43216 For screen readers follow instructions located at this path. Certificate of Amendment (For-Profit, Domestic Corporation) Filing Fee: $50 Form Must Be Typed Check appropriate box: Amendment to existing Articles of Incorporation (125-AMDS) 0Amended and Restated Articles (122-AMAP) -The following articles supersede the existing articles and all amendments thereto. Complete the following information: orthington Steel, Inc. Name of Corporation r _ Charter Number 15007932 !Check one box below and provide information as required: The articles are hereby amended by the Incorporators. Pursuant to Ohio Revised Code section 1701.70 D (A), incorporators may adopt an amendment to the articles by a writing signed by them if initial directors are not named in the articles or elected and before subscriptions to shares have been received. The articles are hereby amended by the Directors. Pursuant to Ohio Revised Code section 1701.70(A), directors may adopt amendments if initial directors were named in articles or elected, but subscriptions to D shares have not been received. Also, Ohio Revised Code section 1701.70(8) sets forth additional cases in which directors may adopt an amendment to the articles. The resolution was adopted pursuant to Ohio Revised Code section 1701. 70(8) I l.: (In this space insert the number 1 through 10 to provide basis for adoption.) 1:8] The articles are hereby amended by the Shareholders pursuant to Ohio Revised Code section 1701.71. D The articles are hereby amended and restated pursuant to Ohio Revised Code section 1701.72

A copy of the resolution of amendment is attached to this document. Note: If amended articles were adopted, they must set forth all provisions required in original articles except that articles amended by directors or shareholders need not contain any statement with respect to initial stated capital. See Ohio Revised Code section 1701.04 for required provisions. By signing and submitting this form to the Ohio Secretary of State, the undersigned hereby certifies that he or she has the requisite authority to execute this document. Required Worthington Industries, Inc. Must be signed by all Signature incorporators, if amended by incorporators, or an authorized I /s/ Patrick J. Kennedy officer if amended by directors or shareholders, pursuant to Ohio By (if applicable) Revised Code section 1701. 73(B) and (C). I Patrick J. Kennedy- Secretary If authorized representative Print Name is an individual, then they must sign in the “signature” box and print their name in the “Print Name” box. Signature If authorized representative is a business entity, not an individual, then please print the business name in the By (ifapplicable) RsignatureR box, an authorized representative of the business entity must sign in the “ByR box and print their name in the Print Name RPrint NameR box.

ATTACHMENT TO

CERTIFICATE OF AMENDMENT

OF

WORTHINGTON STEEL, INC.

The following resolutions were authorized and approved in An Action by Written Consent Without a Meeting by the Sole Shareholder of Worthington Steel, Inc., an Ohio corporation (“Corporation”), in accordance with Section 1701.54 of the Ohio Revised Code:

RESOLVED, that Article THIRD of the Articles of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

THIRD: The number of shares which the Corporation is authorized to have outstanding is 100 common shares, no par value. Upon the filing of this Certificate of Amendment (“Effective Date”), each one common share issued immediately prior to the Effective Date, whether issued and outstanding or held by the Corporation as a treasury share, shall be changed into 500,251.15 validly issued, fully paid and non-assessable common shares without any further action by the Corporation or the holder thereof (“Forward Share Split”). The share certificate that immediately prior to the Effective Date represented common shares of the Corporation (“Old Certificate”), shall thereafter represent that number of common shares into which the common shares represented by the Old Certificate shall have been changed, subject to the treatment of fractional common shares as described above. The Forward Share Split shall not affect the par value of the common shares of the Corporation.

FURTHER RESOLVED, that Article FOURTH of the Articles of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FOURTH: The amount of stated capital of the Corporation is zero (0).